EXHIBIT 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
LiveRamp Holdings, Inc.:

We consent to the incorporation by reference in the registration statements filed on Form S-3 and Form S-8 (Nos. 33-17115, 33-37609, 33-37610, 33-42351, 33-72310, 333-63633, 333-40114, 333-57470, 333-68620, 333-91395, 333-98613, 333-108900, 333-124901, 333-127743, 333-136919, 333-148708, 333-148946, 333-151333, 333-158005, 333-175854, 333-190906, 333-197463, 333-209438, 333-214926, 333-214927, 333-215197, 333-215626, 333-219839, 333-221162, 333-223520, 333-227540, 333-231823, 333-232963) of LiveRamp Holdings, Inc. of our report dated May 22, 2020, with respect to the consolidated balance sheets of LiveRamp Holdings, Inc. as of March 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended March 31, 2020, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of March 31, 2020, which report appears in the March 31, 2020 annual report on Form 10-K of LiveRamp Holdings, Inc.

Our report dated May 22, 2020 with respect to the consolidated financial statements refers to a change in the Company’s method of accounting for leases as of April 1, 2019 and revenue recognition as of April 1, 2018.

KPMG LLP
Dallas, Texas
May 22,2020